Exhibit 99.2

SECRETARY’S CERTIFICATE

I, Ryan Louvar, Secretary of WisdomTree Digital Trust (the “Trust” or the “Funds”), hereby certify that the following resolutions were approved by the Board of Trustees (the “Board”) of the Trust (which is comprised of a majority of Trustees who were not considered “interested persons” as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”) in substantially the following form at a meeting duly called and held on March 26, 2024:

Approval of Fidelity Bond

RESOLVED:	That the Board, including a majority of the Independent Trustees, hereby determines that the fidelity bond maintained with American International Group, Inc., in the amount of $1,000,000 for the period March 31, 2024 to March 31, 2025, is reasonable; and further

RESOLVED:	That the officers of the Trust be, and each of the them hereby is, directed and authorized to execute and deliver such documents, make any and all payments and make such filings as may be necessary to maintain the fidelity bond coverage contemplated hereby, and to increase such coverage as may be necessary to meet the requirements of the 1940 Act, the rules thereunder and the Trust’s By-Laws; and further

RESOLVED:	That the officers of the Trust be, and each of them hereby is, authorized to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of June, 2024.

/s/ Ryan Louvar
Ryan Louvar
Secretary and Chief Legal Officer, WisdomTree Digital Trust